Exhibit 99.1

Gulf Resources, Inc. David Wang, VP of Finance E-mail: gfre.2008@vip.163.com	CCG Investor Relations Mr. Crocker Coulson, President Phone: +1-646-213-1915 E-mail: crocker.coulson@ccgir.com

Helen Xu E-mail: beishengrong@vip.163.com Website: http://www.gulfresourcesinc.cn/	Ms. Linda Salo, Financial Writer Phone: +1-646-922-0894 E-mail: linda.salo@ccgir.com Website: http://www.ccgirasia.com/

Gulf Resources Closes $25.0 Million Private Placement Transaction

New York & Shandong Province, December 21, 2009 - Gulf Resources, Inc. (NASDAQ: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that on December 21, 2009 it closed a private placement financing which was previously  announced on December 11, 2009. In the transaction the Company issued  2,941,182 shares of the Company's common stock at a price of $8.50 per share for an approximate aggregate purchase price of $25.0 million. Brean Murray, Carret & Co., LLC acted as the exclusive placement agent for the financing.

The Company plans to use the proceeds of the private placement to acquire additional bromine and crude salt production assets, as well as for general corporate purposes such as working capital.

“We are glad to see the swift and successful closing of the recent private placement transaction and the support from several acknowledged institutional investors. The proceeds will strengthen our balance sheet and help us expand our footprint through increased production capacity as we strive to cement our position as the largest bromine and crude salt producer in China,” said Mr. Xiaobin Liu, Chief Executive Officer of Gulf Resources. “We thank all of our new institutional investors for their support in helping us reach our long term goals.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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